Consent of Independent Accountants
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-210488, 333-210095, 333-195430, 333-139356) of GTT Communications, Inc. of our report dated 6 April 2018 relating to the financial statements of Interoute Communications Holdings S.A., which appears in this Current Report on Form 8‑K of GTT Communications, Inc.
/s/ PricewaterhouseCoopers LLP
East Midlands, United Kingdom
April 9, 2018